Exhibit 99.1

   NEWS RELEASE

Contacts:

Gastar Exploration Inc.

J. Russell Porter, President and Chief Executive Officer

713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott, Dennard▪Lascar Associates

713-529-6600 / lelliott@DennardLascar.com

Gastar Exploration Announces Acquisition of Mid-Continent Interests and Marketing of Appalachian Basin Assets

•	Acquisition from JV partner in area of mutual interest will consolidate Gastar’s Mid-Continent working interests and operations
•	Process underway to sell Marcellus Shale and Utica Shale/Point Pleasant assets in Marshall and Wetzel Counties, WV

HOUSTON, October 14, 2015 - Gastar Exploration Inc. (NYSE MKT: GST) (“Gastar” or “the Company”) today announced that it has entered into a definitive purchase and sale agreement to acquire additional working and net revenue interests in 103 gross (10.2 net) producing wells and certain undeveloped acreage in the STACK and Hunton Limestone formations in its Area of Mutual Interest (“AMI”) from its AMI partner, Husky Ventures, Inc. (“Husky”), and certain other parties (collectively “Sellers”).  The purchase price is approximately $43.3 million, subject to certain adjustments and customary closing conditions, and the conveyance of approximately 11,000 net non-core, non-producing acres in Blaine and Major Counties, Oklahoma to the Sellers.  The transaction is expected to close on or about November 30, 2015, with an effective date of July 1, 2015.  After closing, the AMI joint venture with Husky will be dissolved. The acquisition will be funded with borrowings under Gastar’s revolving credit facility.

The transaction includes the acquisition of approximately 15,700 net acres in Kingfisher and Garfield Counties, Oklahoma, of which approximately 42% is held by production.  After closing, Gastar will own approximately 110,400 net acres in the Hunton Limestone Play, of which approximately 45% is held by production.  Gastar’s exposure to the STACK play will be approximately 62,300 net acres in the Meramec Shale play and 48,900 net acres in the Woodford Shale play.

Current net production of the wells being acquired is approximately 625 barrels of oil equivalent (BOE) per day, of which 46% is oil, 26% is natural gas liquids and 28% is natural gas.  Gastar will assume operatorship of 70 of the 103 gross wells being acquired.  Based on our third-party reserve report at June 30, 2015, estimated proved reserves being purchased are approximately 1.2 million BOE, of which 43% is oil, 28% is natural gas liquids and 29% is natural gas.

In order to allow the Company to concentrate on the significant opportunities identified in its existing Oklahoma assets and to improve the strength of its balance sheet, the Company has engaged Tudor, Pickering, Holt & Co. to market its Marcellus Shale and Utica/Point Pleasant acreage, which are primarily focused in Marshall and Wetzel Counties, West Virginia.  These assets include producing wells and acreage located in the liquids-rich Marcellus Shale and high-deliverability, dry-gas Utica Shale/Point Pleasant plays.

“With this strategic Mid-Continent transaction, we are consolidating our working interest in our core Mid-Continent acreage and will be able to operationally control development decisions going forward,” said J. Russell Porter, Gastar’s President and CEO.  “We believe this acreage is not only productive for the Hunton Limestone formation but also very prospective for the Meramec Shale and Woodford Shale STACK play, with additional upside from the Oswego and Osage formations.  In addition, the contemplated sale of certain of our Marcellus and Utica assets should allow us to further reduce leverage while enhancing our liquidity position to allow for the future development of our extensive Mid-Continent position.”

About Gastar

Gastar Exploration Inc. is an independent energy company engaged in the exploration, development and production of oil, condensate, natural gas and natural gas liquids in the United States. Gastar’s principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves, such as shale resource plays. In Oklahoma, Gastar is developing the primarily oil-bearing reservoirs of the Hunton Limestone horizontal play and expects to test other prospective formations on the same acreage, including the Meramec Shale and the Woodford Shale, which industry refers to as the STACK Play. In West Virginia, Gastar has developed liquids-rich natural gas in the Marcellus Shale and has drilled and completed its first two successful dry gas Utica Shale/Point Pleasant wells on its acreage.  Gastar has engaged Tudor, Pickering, Holt & Co. to market its Marcellus Shale and Utica Shale/Point Pleasant assets in West Virginia.  For more information, visit Gastar's website at www.gastar.com.

Safe Harbor Statement

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements give our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward-looking words ncluding “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements.  Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risks inherent in oil and natural gas drilling and production activities, including risks with respect to continued low or further declining prices for oil and natural gas that could result in downward revisions to the value of proved reserves or otherwise cause Gastar to further delay or suspend planned drilling and completion operations or reduce production levels, which would adversely impact cash flow; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and natural gas prices; risks regarding Gastar’s ability to meet financial covenants under its indenture or credit agreements or the ability to obtain amendments or waivers to effect such compliance; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; borrowing base redeterminations by Gastar’s banks; risks relating to the absence or delay in receipt of government approvals or third-party consents; risks relating to Gastar’s ability to realize the anticipated benefits from acquired assets; and other risks described in Gastar’s Annual Report on Form 10-K and other filings with the U.S. Securities and Exchange Commission (“SEC”), available at the SEC’s website at www.sec.gov.  Gastar’s actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and its primary areas of operations are subject to natural steep decline rates. By issuing forward-looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

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